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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VALUECLICK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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 ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91362
(818) 575-4500

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

Annual Meeting

        This Supplement provides updated information with respect to the 2010 Annual Meeting of Stockholders (the "Annual Meeting") of ValueClick, Inc. (the "Company") to be held on Thursday, May 6, 2010, at 9:00 a.m., Pacific Time, at the Company's corporate offices located at 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated March 23, 2010 (the "Notice").

        The Notice, proxy statement dated March 23, 2010 (the "Proxy Statement") and proxy card were made available to all stockholders entitled to vote at the Meeting on or about March 26, 2010. This Supplement is being mailed on or about April 12, 2010 to all stockholders entitled to vote at the Meeting. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.

Resignation of Chief Executive Officer; Change in Candidates Nominated by the Board of Directors for Election as Directors at the Meeting

        The Company announced on April 9, 2010 that Tom A. Vadnais is retiring and resigning from his roles as chief executive officer and director, effective April 9, 2010. The Company's board of directors has elected James R. Zarley as ValueClick's president and chief executive officer. In connection with this announcement, Mr. Zarley is stepping down from his current role as ValueClick's executive chairman. The Company's board of directors has appointed director Martin T. Hart as the chairman of the board.

        As a result of this announcement, your Board of Directors, acting upon the recommendation of the Nominating Committee of the Board of Directors, has authorized a revised slate of nominees for election to the Company's Board of Directors at the Meeting. As discussed further below, the revised list of nominees approved by the Board of Directors comprises each of the current Directors other than Mr. Vadnais. Further information on the six (6) nominees is provided below and in the Proxy Statement. In addition, upon the recommendation of the Nominating Committee, the Board of Directors approved reducing the size of the Company's Board of Directors to six (6) directors, from the current seven (7) directors, effective as of April 9, 2010.

        This Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement other than the election of directors.

Voting; Revocability of Proxies

        If you have already voted your shares, you do not need vote again unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Meeting unless revoked. Shares represented by proxies returned before the Meeting will be voted for the Directors nominated by the Board of Directors as instructed, except that votes will not be cast for Mr. Vadnais because he is no longer nominated by the Board of Directors. If you are a beneficial owner, you may revoke any prior voting instructions by contacting the bank, brokerage house or other holder of record that is the holder of record of your shares. Attendance at the Annual Meeting, by itself, will not revoke a proxy. Stockholders of record may revoke any properly completed proxy at any time before it is voted on any matter by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        If you have not voted your shares, please vote as soon as possible. You can vote by Internet, by telephone or by mail using the instructions included on the proxy card or the notice regarding the availability of proxy materials previously sent to you.

Election of Directors

        Proposal 1 for the Meeting consists of the election of Directors, to serve for a one-year term that expires at the Annual Meeting in 2011, and until their successors are elected and qualified. The candidates nominated by the Board of Directors consist of all of the nominees identified in the Proxy Statement, with the exception of Mr. Vadnais. Because Mr. Vadnais is no longer nominated to serve as a Director, shares represented by proxies received by the Company will be voted for the remaining six nominees as instructed and will not be voted for Mr. Vadnais. The following are the Board of Directors' six nominees for election as Directors:

Name	Director Since
James R. Zarley	1999
David S. Buzby	1999
James A. Crouthamel	2007
Martin T. Hart	1999
James R. Peters	2007
Jeffrey F. Rayport	2002

        Biographical information with respect to all nominees and share ownership information with respect to all nominees is set forth in the Proxy Statement under the captions "Executive Officers and Directors" and "Security Ownership of Certain Beneficial Owners and Management".

Other Matters

        You also should carefully review the Proxy Statement prior to voting your shares. The Company knows of no matters to be submitted at the Meeting other than the election of directors as presented in the Proxy Statement, as amended and supplemented by this Supplement. If any other matters properly come before the Meeting, it is the intention of the proxyholders to vote the shares represented by the proxies in their discretion on each of such matters.

By Order of the Board of Directors

Scott Barlow Secretary

Westlake Village, California
April 12, 2010

INSTRUCTIONS FOR VOTING YOUR SHARES ARE INCLUDED ON THE
PROXY CARD OR THE NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS PREVIOUSLY SENT TO YOU.

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ValueClick, Inc. 30699 Russell Ranch Road, Suite 250 Westlake Village, CA 91362 (818) 575-4500
SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT